Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PARAGON SEMITECH USA, INC.", CHANGING ITS NAME FROM "PARAGON SEMITECH USA, INC." TO "MASTER SILICON CARBIDE INDUSTRIES, INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF NOVEMBER, A.D. 2008, AT 11:29 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4356461 8100

081108935

AUTHENTICATION: 6961073

DATE: 11-12-08

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:29 AM 11/12/2008
FILED 11:29 AM 11/12/2008
SRV 081108935 - 4356461 FILE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF PARAGON SEMITECH USA, INC.

Paragon Semitech USA, Inc, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") does hereby certify as follows:

1. The name of the Corporation is Paragon Semitech USA, Inc. (the "Corporation").

2. Article First of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

   "First: The name of the corporation is Master Silicon Carbide Industries, Inc."

3. Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended by inserting the following section at the end of Article Fourth:

"At the close of business on the date of the filing of this Certificate of Amendment each 10 outstanding shares of Common Stock, par value $.001 per share shall be combined into one share of Common Stock (the "Reverse Stock Split") without any action by the holders of such shares; provided, however, that upon such combination, the Corporation shall not issue fractional shares or pay cash in respect thereof, but shall instead issue to each stockholder the aggregate number of shares resulting from the Reverse Stock Split rounded up to the next higher whole number of shares based upon the preceding calculation. The Reverse Split shall have no effect on the number of authorized shares of Common Stock. Following the Reverse Stock Split, each holder of a certificate or certificates representing shares of Common Stock of the Corporation, upon surrender thereof, shall receive a certificate or certificates representing the number of shares such stockholders is entitled to receive following the Reverse Stock Split. Pending such surrender certificates for Common Stock of the Corporation shall be deemed for all purposes, to represent the appropriately reduced aggregate number of shares of Common Stock which such holder is entitled to receive as a result of the Reverse Stock Split."

4. In accordance with Section 242 of the Delaware General Corporation Law: (i) this amendment to the Certificate of Incorporation has been duly adopted and approved by the unanimous written consent of the Board of Directors of the Corporation dated October 9, 2008 in accordance with Section 141(f) of the Delaware General Corporation Law and (ii) the amendment to the Certificate of Incorporation has been duly adopted and approved by the written consent of the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, which minimum number of votes is a majority of the votes entitled to be cast on the amendment by the holders of outstanding Common Stock, par value $.001 per share and Series A Convertible Preferred Stock, par value $.001 per share, of the Corporation, voting as a single class.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its President and Chief Executive Officer on this 9th day of October, 2008.

PARAGON SEMITECH USA, INC.

By: /s/ John D. Kuhns
Name: John D. Kuhns
Title: President and Chief Executive Officer